BEARMAN TALESNICK & CLOWDUS
                            Professional Corporation
                                Attorneys at Law
                      1200 Seventeenth Street, Suite 2600
                          Denver, Colorado 80202-5826
                                 (303) 572-6500
                               Fax (303) 572-6511
                           E-Mail: BTCDENVER@AOL.COM

Alan L. Talesnick
Robert M. Bearman
W. Michael Clowdus
Martha S. Nachman
Francis B. Barron
Andrew J. Creighton
Andrea Bloom, Special Counsel

                                October 23, 1997


Mar Ventures Inc.
1675 Broadway, Suite 1150
Denver, Colorado  80202

Gentlemen and Ladies:

     We have acted as counsel for Mar Ventures Inc., a Delaware corporation (the "Company"), in connection with the registration on Form SB-2 under the Securities Act of 1933, as amended, of (a) the transfer of 4,095,000 shares of the Company's $.001 par value common stock ("Common Stock") by certain stockholders of the Company (the "Selling Security Holders"); (b) the exercise of Class A Warrants to purchase an aggregate 2,047,500 shares of Common Stock and the exercise of Class B Warrants to purchase an aggregate of 2,047,500 shares of Common Stock by the Selling Security Holders (collectively, the "Warrants"); and (c) the transfer of the aggregate 4,095,000 shares of Common Stock that may be acquired by the Selling Security HOlders upon the exercise of the Warrants.

     We have examined the Certificate Of Incorporation and the Bylaws of the Company and the record of the Company's corporate proceedings concerning the registration described above. In addition, we have examined such other certificates, agreements, documents and papers, and we have made such other inquiries and investigations of law as we have deemed appropriate and necessary in order to express the opinion set forth in this letter. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, photostatic, or conformed copies and the authenticity of the originals of all such latter documents. In addition, as to certain matters we have relied upon certificates and advice from various state authorities and public officials, and we have assumed the accuracy of the material and the factual matters contained herein.

     Subject to the foregoing and on the basis of the aforementioned examinations and investigations, it is our opinion that (i) the shares of Common Stock being transferred by the Selling Security Holders have been legally issued and are fully paid and non-assessable, and (ii) the shares of Common Stock to be issued upon the exercise of the Warrants, if and when sold and delivered as described in the Company's Registration Statement on Form SB-2 (the "Registration Statement"), will have been legally issued, and will constitute fully paid and nonassessable shares of the Company's Common Stock. Further, each of the Class A Warrants and Class B Warrants represent the right to purchase shares of the Company's Common Stock, all as set forth in the Registration Statement.

     We hereby consent (a) to be named in the Registration Statement and in the prospectus that constitutes a part of the Registration Statement as acting as counsel in connection with the offering, including with respect to the issuance of securities offered in the offering; and (b) to the filing of this opinion as an exhibit to the Registration Statement.

     This opinion is to be used solely for the purpose of the registration of the Common Stock and Warrants and may not be used for any other purpose.

                                         Very truly yours,


                                        /s/  Bearman Talesnick & Clowdus
                                             Professional Corporation

                                        BEARMAN TALESNICK & CLOWDUS
                                          Professional Corporation

BTC:ns